Filed Pursuant to Rule 424(b)5
Registration File No. 333-183280

Prospectus Supplement

(To prospectus dated September 11, 2012)

Chesapeake Lodging Trust

$100,000,000

Common Shares of Beneficial Interest

We have entered into sales agreements with Robert W. Baird & Co. Incorporated and JMP Securities LLC, each of which we refer to as a sales agent and together as the sales agents, relating to a continuous offering program. In accordance with the terms of the sales agreements, we may from time to time offer and sell common shares having an aggregate offering price of up to $100,000,000 through the sales agents. Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “CHSP.” The last reported sale price of our common shares on the NYSE on September 5, 2013 was $22.18 per share.

Sales of common shares, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange. The sales agents will make all sales on a best efforts basis using commercially reasonable efforts consistent with their normal trading and sales practices, on mutually agreed terms between the sales agents and us. Our common shares sold pursuant to the sales agreements will be sold through only one of the sales agents on any given day.

Each sales agent will receive from us a commission of up to 2.0% of the gross sales price of all shares sold through it under a sales agreement. In connection with the sale of the common shares on our behalf, each sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in qualifying as a REIT, among other reasons, ownership of our outstanding common shares by any person is limited to 9.8% by value or number of shares, whichever is more restrictive, subject to certain exceptions. In addition, our Declaration of Trust contains various other restrictions on the ownership and transfer of our common shares and other shares of beneficial interest.

Investing in our common shares involves certain risks. See “Risk Factors” on page S-6 and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 21, 2013.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the prospectus to which it relates are truthful and complete. Any representation to the contrary is a criminal offense.

Baird	JMP Securities

The date of this prospectus supplement is September 6, 2013.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We have not, and the Sales Agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations, business and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the SEC. Neither we nor the sales agents have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

References in this prospectus supplement to “Chesapeake,” “we,” “us,” “our” or “the Trust” are to Chesapeake Lodging Trust and its subsidiaries, including Chesapeake Lodging, L.P., which we refer to as our “operating partnership.” The term “you” refers to a prospective investor.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, especially the “Risk Factors” section on page S-6 and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013, before making an investment decision.

Overview

We are a self-advised REIT focused on investments in primarily upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the U.S. We completed our initial public offering in January 2010 and have since acquired the following 20 hotels:

Hotel	Location	Rooms	Acquisition Date
Hyatt Regency Boston	Boston, MA	502	March 18, 2010
Hilton Checkers Los Angeles	Los Angeles, CA	193	June 1, 2010
Courtyard Anaheim at Disneyland Resort	Anaheim, CA	153	July 30, 2010
Boston Marriott Newton	Newton, MA	430	July 30, 2010
Le Meridien San Francisco	San Francisco, CA	360	December 15, 2010
Homewood Suites Seattle Convention Center	Seattle, WA	195	May 2, 2011
W Chicago—City Center	Chicago, IL	403	May 10, 2011
Hotel Indigo San Diego Gaslamp Quarter	San Diego, CA	210	June 17, 2011
Courtyard Washington Capitol Hill/Navy Yard	Washington, DC	204	June 30, 2011
Hotel Adagio San Francisco, Autograph Collection	San Francisco, CA	171	July 8, 2011
Denver Marriott City Center	Denver, CO	613	October 3, 2011
Holiday Inn New York City Midtown—31st Street	New York, NY	122	December 22, 2011
W Chicago—Lakeshore	Chicago, IL	520	August 21, 2012
Hyatt Regency Mission Bay Spa and Marina	San Diego, CA	429	September 7, 2012
The Hotel Minneapolis, Autograph Collection	Minneapolis, MN	222	October 30, 2012
Hyatt Place New York Midtown South	New York, NY	185	March 14, 2013
W New Orleans—French Quarter	New Orleans, LA	97	March 28, 2013
W New Orleans	New Orleans, LA	410	April 25, 2013
Hyatt Fisherman’s Wharf	San Francisco, CA	313	May 31, 2013
Hyatt Santa Barbara	Santa Barbara, CA	200	June 27, 2013

		5,932

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., our operating partnership. In order for us to qualify as a REIT, neither the Trust nor the operating partnership can operate hotels directly. Therefore, the operating partnership leases its hotels to a wholly owned, taxable REIT subsidiary, or TRS, that, in turn, engages hotel management companies to operate our hotels pursuant to management agreements.

Our corporate office is located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Our telephone number is (410) 972-4140. We maintain an Internet site, www.chesapeakelodgingtrust.com, which contains additional information concerning Chesapeake Lodging Trust. Information on our Internet site is neither part of nor incorporated into this prospectus supplement or the accompanying prospectus.

Recent Developments

The following is a summary of recent developments in our financial condition and business.

Recent Acquisitions

Hyatt Santa Barbara

On June 27, 2013, we purchased the Hyatt Santa Barbara and two adjoining properties totaling 200 rooms from Hyatt Hotels Corporation, or Hyatt, for $61.0 million. We entered into a management agreement with HEI Hotels and Resorts to operate the hotel under a franchise agreement with Hyatt. The property is located on the Pacific Ocean and walking distance to the shops and restaurants of downtown Santa Barbara. The property is comprised of the 171-room Hyatt Santa Barbara, the 24-room Parkside Inn and a five-villa apartment building that is currently used for long-term, monthly lease stays. Hyatt Santa Barbara is made up of four historic, three-story Spanish colonial buildings that have been carefully restored and are primarily located across from the Santa Barbara beach along East Cabrillo Boulevard. The hotel offers well-sized guestrooms, including five suites that average over 700 square feet, 10,000 square feet of flexible meeting space, a full-service restaurant and lounge, a recently created full-service spa, a heated outdoor pool and whirlpool, a business service center and a large state-of-the-art fitness center. We are still evaluating our options, but have initial plans to renovate and convert the five-villa apartment building into an all luxury suite building. Hyatt recently completed a $12 million renovation of the property, addressing all guestrooms, corridors, meeting spaces and the registration lobby. We will reposition the restaurant and bar with a new design and service concept, drawing inspiration from the picturesque ocean-front beach views.

Hyatt Fisherman’s Wharf

On May 31, 2013, we purchased the 313-room Hyatt Fisherman’s Wharf from Hyatt for $103.5 million. We entered into a management agreement with Evolution Hospitality to operate the hotel under a franchise agreement with Hyatt. The five-story property is located on North Point Street in the heart of Fisherman’s Wharf, one of San Francisco’s main tourist destinations, and is proximate to Ghiradelli Square, the Cannery, Pier 39, North Beach, Chinatown, Alcatraz, the Maritime National Historical Park and the Cable Car turnaround. The hotel is also a short distance from the Financial District, Nob Hill, Union Square and the Moscone Convention Center. The hotel features 313 well-sized guestrooms, including 8 suites, 19,000 square feet of flexible meeting space, a full-service restaurant and lounge, a coffee shop, a heated outdoor pool and a large state-of-the-art fitness center. The property includes approximately 4,700 square feet of ground-level retail space. We intend to commence a renovation of the hotel in the fourth quarter of 2014. The design will capture a sophisticated spin on the maritime and nautical themes present at the San Francisco Wharf.

W New Orleans

On April 25, 2013, we purchased the 410-room W New Orleans from Starwood Hotels & Resorts Worldwide, Inc., or Starwood, for $65.0 million. We will renovate the property and continue to work with Starwood on a long-term basis. The hotel is located on Poydras Street and is centrally located near many retail and jazz clubs of the French Quarter, Riverwalk Marketplace and the Ernest N. Morial Convention Center. The 24-story hotel is also adjacent to Harrah’s Casino and the many art galleries of the Warehouse District. The hotel features 410 guestrooms, including 22 large suites, approximately 10,000 square feet of flexible meeting space, two bars and a full-service restaurant, a roof top pool with a large deck, and a SWEAT state-of-the-art fitness center. Planning is underway for an estimated $29.0 million renovation project, which will begin in the second quarter of 2014. The repositioning renovation will be comprehensive and will impact all areas of the property, including each guestroom with new hard and softgoods, corridors, relocation of the restaurant and creation of approximately 3,000 square feet of additional meeting space, and new orientation and finishes throughout the lobby.

W New Orleans—French Quarter

On March 28, 2013, we purchased the 97-room W New Orleans—French Quarter from Starwood for $25.5 million. We entered into a management agreement with Starwood to continue to operate the hotel. The hotel is located on Chartres Street, near Jackson Square and the many retail and jazz clubs of the French Quarter. The property features 97 well-appointed guestrooms, including four carriage house studio suites. A renovation program has resulted in the addition of a new SWEAT state-of-the-art fitness center, and SoBou, a contemporary Creole cuisine restaurant that was named one of the top 10 new restaurants by Esquire Magazine in 2012. The renovation program was influenced by the rich history and culture of New Orleans.

Potential Future Acquisitions

In addition to the hotels described above, we continue to review and underwrite additional potential hotel acquisition opportunities. We cannot assure you that we will seek to, or ultimately be able to, acquire any of the hotels we currently are evaluating, which could delay the deployment of some or all of the net proceeds of the offering. Any acquisition would require us to negotiate and execute a mutually acceptable definitive and binding purchase and sale agreement with the seller of a hotel, which we expect will contain a number of conditions to closing the acquisitions, including:

•	our ability to negotiate and execute new management agreements and franchise agreements, or assume the existing agreements, for the hotels;

•	our completion of satisfactory due diligence with respect to the hotels; and

•	satisfaction of customary closing conditions including, where applicable, lender approval of our assumption of existing debt secured by the hotel.

Financing Activity

On July 11, 2013, we refinanced our $130.0 million term loan secured by the Le Meridien San Francisco and the W Chicago—City Center, which was scheduled to mature on July 8, 2014. The term loan was refinanced with two individual fixed-rate mortgage loans with an aggregate principal amount of $185.5 million. The first new loan is a seven-year, $92.5 million mortgage loan secured by the 360-room Le Meridien San Francisco. The loan was provided by PNC Bank, N.A. and carries a fixed interest rate of 3.50% per annum, with principal and interest payments based on a 25-year principal amortization. The second new loan is a 10-year, $93.0 million mortgage loan secured by the 403-room W Chicago—City Center. The loan was provided by Goldman Sachs Mortgage Company and carries a fixed interest rate of 4.25% per annum, with principal and interest payments based on a 25-year principal amortization. We used the excess net proceeds following the refinancing for general corporate purposes, including repayment of outstanding borrowings under our revolving credit facility.

On May 3, 2013, we closed on a $60.0 million fixed-rate mortgage loan secured by the Boston Marriott Newton. The seven-year loan was provided by PNC Bank, N.A. and carries a fixed interest rate of 3.63% per annum, with principal and interest payments based on a 25-year principal amortization. Proceeds from the loan were used for general corporate purposes, including subsequent acquisitions of hotels.

As of September 5, 2013, we had approximately $40 million of cash and cash equivalents and $40 million outstanding under our revolving credit facility. We expect to use proceeds from any sales we make under the continuous offering program to repay amounts, if any, outstanding under the revolving credit facility as described in “Use of Proceeds” below, creating available borrowing capacity under our revolving credit facility to invest in future acquisitions of hotels in accordance with our investment strategy and for general corporate purposes.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of our common shares, see “Description of Shares of Beneficial Interest” in the accompanying prospectus.

Issuer	Chesapeake Lodging Trust.

Listing	Our common shares are listed on the NYSE under the symbol “CHSP.”

Use of Proceeds	We intend to contribute the net proceeds from this offering to our operating partnership, which will subsequently use the net proceeds to repay amounts, if any, outstanding under our revolving credit facility, to invest in future acquisitions of hotels consistent with our investment strategy, and for general corporate purposes. See “Use of Proceeds” on page S-7.

Distribution Policy	As a result of the strong operating performance of our existing hotel portfolio, we have declared 13 consecutive quarterly dividends on our common shares, and in August 2013 announced an increase in the amount of our quarterly dividend payment to $0.26 per share. We intend to continue to make quarterly distributions to holders of our common shares. To maintain our qualification as a REIT, we intend to make annual distributions to our shareholders of at least 90% of our REIT taxable income, subject to certain adjustments and excluding net capital gains (which does not necessarily equal net income as calculated in accordance with GAAP). The timing and frequency of distributions will be authorized by our board of trustees and declared by us based upon a variety of factors deemed relevant by our trustees. Our ability to pay distributions to our shareholders depends, in part, upon our receipt of rent payments with respect to our hotels from our TRS, and, in turn, upon the management of our hotels by the various managers our TRS has engaged to operate our hotels. In addition to the factors outlined above, the per share amounts of future distributions will depend on the number of our common and preferred shares outstanding from time to time. As of the date of this offering, 5,000,000 of our series A preferred shares are outstanding, and our common shares rank junior to our series A preferred shares with respect to payment of dividends.

Restrictions on Ownership	To assist us in maintaining our qualification as a REIT, our Declaration of Trust provides that no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of our outstanding common shares. For more information, see “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest” in the accompanying prospectus.

Tax Consequences	The federal income tax consequences of purchasing, owning and disposing of our common shares are summarized in “Material U.S. Federal Income Tax Considerations” in our Current Report on Form 8-K filed with the SEC on May 24, 2013 and in “Additional Material U.S. Federal Income Tax Considerations” in our Current Report on Form 8-K filed with the SEC on September 6, 2013.

Risk Factors	See “Risk Factors” on page S-6 and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013 and incorporated by reference into this prospectus supplement, for other information you should consider before buying our common shares.

RISK FACTORS

You should carefully consider the risks described below and the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013 before making an investment decision. You should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below and in the documents incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If certain of the risks described in the risk factors incorporated by reference herein actually occur, our business, results of operations and financial condition would suffer. In that event the trading price of our common shares could decline, and you may lose all or part of your investment. The risk factors incorporated by reference herein and discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements and Projections” on page S-6.

Future issuances or sales of our common shares may depress the price of these securities.

We cannot predict whether future issuances of our common shares or the availability of common shares for future sale will decrease the market price of these shares. Future issuances or sales of a substantial number of our common shares in the public market (including shares issued to our trustees and officers), or the perception that such issuances or sales might occur, may cause the market price of our shares to decline.

In addition, we may issue from time to time additional common shares or limited partnership interests in our operating partnership that are exchangeable for common shares in connection with the acquisition of hotels, and we may grant demand or piggyback registration rights in connection with these issuances. The issuance of our common shares or operating partnership units in connection with property, portfolio or business acquisitions may be dilutive to existing shareholders, may adversely affect the prevailing market price for our common shares, and may impair our ability to raise capital through a sale of additional equity securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Trust’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors” section included in this prospectus supplement and the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 21, 2013, as well as other disclosures included or incorporated by reference into this prospectus supplement, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	our ability to qualify and maintain qualification as a REIT;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	actions and initiatives of the U.S. government, changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	changes in our industry and the markets in which we operate, interest rates or the general U.S. or international economy;

•	economic trends and economic recoveries; and

•	the degree and nature of our competition.

The forward-looking statements made in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein also contain market data related to our business and industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

USE OF PROCEEDS

We will contribute the net proceeds from any sale of our common shares pursuant to this prospectus supplement and the accompanying prospectus to our operating partnership. Our operating partnership will use the net proceeds to repay amounts, if any, outstanding under our revolving credit facility, to invest in future acquisitions of hotels consistent with our investment strategy, and for general corporate purposes.

Amounts borrowed under our revolving credit facility bear interest at variable rates based on LIBOR, plus 1.75%–2.75%, with the spread over LIBOR determined based on our consolidated leverage ratio. As of September 5, 2013, the interest rate on borrowings under our revolving credit facility was 1.94% and our maximum borrowing capacity under the facility was $231.0 million based on the hotels included in its borrowing base at that time. The initial term of the revolving credit facility matures in April 2016, but the term may be extended for one year subject to satisfaction of certain customary conditions. We typically use amounts borrowed under our revolving credit facility to acquire hotels and for general corporate purposes.

PLAN OF DISTRIBUTION

We have entered into separate on demand sales agreements with each of Robert W. Baird & Co. Incorporated and JMP Securities LLC under which we may offer and sell our common shares having an aggregate gross sales price of up to $100,000,000 from time to time through the Sales Agents as our sales agents (such Sales Agent selected by us for sale, the “Designated Sales Agent”). The sales agreements have been filed as exhibits to a current report on Form 8-K, which is incorporated by reference in this prospectus supplement. Sales of our common shares, if any, will be made under the sales agreements by means of ordinary brokers’ transactions on the NYSE at market prices, in block transactions, or as otherwise agreed by the applicable Sales Agent and us.

Under the terms of the sales agreements, we also may sell shares to each of the Sales Agents as principal for its own account at a price agreed upon at the time of sale. If we sell shares to a Sales Agent as principal, we will enter into a separate terms agreement with the Sales Agent and will describe any such agreement in a separate prospectus supplement or pricing supplement.

We will designate the maximum amount of our common shares to be sold through the Designated Sales Agent on a daily basis or otherwise as we and such Designated Sales Agent agree. Subject to the terms and conditions of the sales agreements, the Designated Sales Agent will use its reasonable efforts to sell on our behalf all of the designated common shares. We may instruct the Designated Sales Agent not to sell our common shares if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of our common shares under any sales agreement by notifying the applicable Sales Agent. A Sales Agent may suspend the offering of our common shares under its respective sales agreement by notifying us of such suspension.

The Designated Sales Agent will provide written confirmation to us following the sale of our common shares under the sales agreement to which it is a party. Each confirmation will include the number of our common shares sold on that day, the sales price and the compensation payable by us to the Designated Sales Agent in connection with the sales.

We will pay the Designated Sales Agent a commission that will not exceed 2.0% of the gross sales price per share of our common stock sold through it as our agent under the sales agreement to which it is a party. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of the our common shares.

Settlement for sales of our common shares will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions under the sales agreements, will be approximately $200,000.

The Sales Agents will act as sales agents on a reasonable efforts basis. In connection with the sale of our common shares on our behalf, one or more Sales Agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the Sales Agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise required, we will report at least quarterly the number of our common shares sold through the Sales Agents under the sales agreements and the net proceeds to us in connection with the sales of our common shares.

The offering of our common shares pursuant to the sales agreements will terminate upon the earlier of (1) the sale of all our common shares subject to the sales agreements, or (2) termination of the sales agreements, pursuant to their terms, by either the Sales Agents or us.

The Sales Agents and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of their business activities, the Sales Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the Sales Agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such Sales Agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially our common stock. Any such short positions could adversely affect future trading prices of our common stock. The Sales Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Hogan Lovells US LLP will issue opinions to us regarding the validity of the common shares offered hereby and certain U.S. federal income tax matters related to our qualification as a REIT. Certain legal matters related to the offering will be passed upon for the sales agents by Clifford Chance US LLP. Clifford Chance US LLP will rely on the opinion of Hogan Lovells US LLP for certain matters of Maryland law.

EXPERTS

The consolidated financial statements of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report (Form 10-K) for the year ended December 31, 2012, including the schedule appearing therein, and the effectiveness of Chesapeake Lodging Trust’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The financial statements of W Chicago—Lakeshore appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K/A dated September 11, 2012 have been audited by Ernst & Young LLP, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements of Chesapeake Lodging Trust and financial statements of W Chicago—Lakeshore are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act relating to the securities that may be offered by this prospectus supplement. This prospectus supplement is a part of that registration statement but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus supplement, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•	our Registration Statement on Form S-3, along with the Prospectus included therein, filed with the SEC on August 13, 2012 (File No. 333-183280), each of which became effective September 11, 2012;

•

our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 21, 2013, including the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 4, 2013 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 7, 2013 and August 5, 2013, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 31, 2013 (solely in respect of information filed pursuant to Item 5.02 therein), February 4, 2013, February 25, 2013, May 24, 2013, July 11, 2013 and September 6, 2013;

•

our Current Report on Form 8-K/A filed with the SEC on September 11, 2012 (only to the extent of the financial statements, pro forma financial information and auditors’ consent filed pursuant to Item 9.01 therein); and

•

our Registration Statement on Form 8-A (File No. 001-34572) filed with the SEC on December 4, 2009, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-162184), and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: www.chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS

PROSPECTUS

$500,000,000

CHESAPEAKE LODGING TRUST

Preferred Shares, Common Shares,

Warrants, Rights and Units

Under this prospectus, we may offer, from time to time, in one or more series or classes, up to $500,000,000 of the following securities:

•	our common shares of beneficial interest, or common shares;

•	our preferred shares of beneficial interest, or preferred shares;

•	warrants exercisable for our common shares or preferred shares;

•	rights to purchase our common shares; and

•	any combination of the foregoing as units.

This prospectus describes some of the general terms that may apply to the securities. Each time that we offer securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. We also may authorize one or more free writing prospectuses to be provided to you in connection with the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained or incorporated by reference in this prospectus.

We may offer and sell the securities to or through one or more underwriters or dealers, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, see “Plan of Distribution” in this prospectus. The prospectus supplement also will set forth the price to the public of the securities and the net proceeds that we expect to receive from the sale of such securities.

Our common shares and 7.75% Series A Cumulative Redeemable Preferred Shares are listed on the New York Stock Exchange, or NYSE, under the symbols “CHSP” and “CHSPPrA.”

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” on page 2 of this prospectus and in the applicable prospectus supplement and the documents incorporated by reference before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 11, 2012.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings for up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time that we offer securities under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the particular securities being offered at that time. We also may authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. The prospectus supplement and any free writing prospectus also may add, update or change information contained in this prospectus or in the documents that we have incorporated by reference in this prospectus. You should carefully read this prospectus, the prospectus supplement and any free writing prospectus, together with the information incorporated by reference in this prospectus, before deciding to invest in our securities.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement or such free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as described under “Where You Can Find More Information.”

When used in this prospectus, except where the context otherwise requires, the terms “we,” “our,” “us” and “the Trust” refer to Chesapeake Lodging Trust and, where appropriate, its subsidiaries.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, including Marriott International, Inc., Hilton Worldwide, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group and Starwood (M) International, Inc. None of the owners of the trademarks appearing in this prospectus, their parents, subsidiaries or affiliates or any of their respective officers, directors, members, managers, stockholders, owners, agents or employees, which we refer to collectively as the “trademark owners,” is an issuer or underwriter of the securities being offered hereby, plays (or will play) any role in the offer or sale of our securities or has any responsibility for the creation or contents of this prospectus or any supplement. In addition, none of the trademark owners has or will have any liability or responsibility whatsoever arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained or incorporated by reference in this prospectus or any supplement or otherwise disseminated in connection with the offer or sale of the securities offered. You must understand that, if you purchase our securities in any offering made pursuant to this prospectus or any supplement, your sole recourse for any alleged or actual impropriety relating to the offer and sale of the securities and the operation of our business will be against us (and/or, as may be applicable, the seller of such shares) and in no event may you seek to impose liability arising from or related to such activity, directly or indirectly, upon any of the trademark owners.

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SUMMARY

This summary highlights information appearing elsewhere in this prospectus and the documents incorporated by reference. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference carefully, especially the matters discussed in “Risk Factors.”

Overview

We are a self-advised REIT focused on investments in primarily upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. We believe industry dynamics since our inception have created and will continue to create attractive opportunities to acquire high-quality hotels, at prices below replacement costs, with attractive yields on investment and significant upside potential. We were organized in June 2009, completed our initial public offering, or IPO, in January 2010 and have since acquired the following 14 hotels:

Hotel	Location	Rooms	Acquisition Date
Hyatt Regency Boston	Boston, MA	502	March 18, 2010
Hilton Checkers Los Angeles	Los Angeles, CA	188	June 1, 2010
Courtyard Anaheim at Disneyland Resort	Anaheim, CA	153	July 30, 2010
Boston Marriott Newton	Newton, MA	430	July 30, 2010
Le Meridien San Francisco	San Francisco, CA	360	December 15, 2010
Homewood Suites Seattle Convention Center	Seattle, WA	195	May 2, 2011
W Chicago — City Center	Chicago, IL	368	May 10, 2011
Hotel Indigo San Diego Gaslamp Quarter	San Diego, CA	210	June 17, 2011
Courtyard Washington Capitol Hill/Navy Yard	Washington, DC	204	June 30, 2011
Hotel Adagio	San Francisco, CA	171	July 8, 2011
Denver Marriott City Center	Denver, CO	613	October 3, 2011
Holiday Inn New York City Midtown — 31st Street	New York, NY	122	December 22, 2011
W Chicago — Lakeshore	Chicago, IL	520	August 21, 2012
Hyatt Regency Mission Bay Spa and Marina	San Diego, CA	429	September 7, 2012

		4,465

In addition, we have committed to acquire the Hyatt Place New York Midtown South for a purchase price of $76.2 million.

Substantially all of our assets are held by, and all of our operations are conducted through, Chesapeake Lodging, L.P., our operating partnership. In order for us to qualify as a REIT, neither the Trust nor the operating partnership can operate hotels directly. Therefore, the operating partnership leases its hotels to a wholly owned taxable REIT subsidiary, or TRS, that, in turn, engages hotel management companies to operate our hotels pursuant to management agreements.

Corporate Information

Our corporate office is located at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401. Our telephone number is (410) 972-4140. We maintain an Internet site, www.chesapeakelodgingtrust.com, which contains additional information concerning us. Information on our Internet site is neither part of nor incorporated by reference into this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties affecting us and our securities incorporated in this prospectus by reference to our most recent Annual Report on Form 10-K, the other information contained or incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. As a result of these risks and uncertainties, our business, financial condition and results of operations could be materially and adversely affected, and the value of our securities could decline. The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect the Trust. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Trust’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections of our most recent Annual Report on Form 10-K filed with the SEC, as well as other sections of our other reports filed with the SEC incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences, including, but not limited to:

•	our ability to qualify and maintain qualification as a REIT;

•	general volatility of the capital markets and the market price of our common shares or preferred shares;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of and our ability to retain qualified personnel;

•	actions and initiatives of the U.S. government, changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	changes in our industry and the market in which we operate, interest rates or the general U.S. or international economy;

•	economic trends and economic recoveries; and

•	the degree and nature of our competition.

The forward-looking statements made in this prospectus and the documents incorporated by reference relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law.

This prospectus and the documents incorporated by reference also contain market data related to our business and the lodging industry. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our targeted markets and segments of the lodging industry may not grow at the rates projected by these data, or at all. The failure of these markets and segments to grow at these projected rates may have a material adverse effect on our business, financial condition, results of operations and the market price of our securities.

USE OF PROCEEDS

Unless otherwise described in the applicable supplement to this prospectus used to offer specific securities, we intend to use the proceeds from the sale of securities under this prospectus for general corporate purposes, which may include the funding of future lodging-related investments, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities consistent with maintaining our qualification as a REIT.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the periods shown:

	For the six months ended June 30, 2012	For the year ended December 31, 2011	For the year ended December 31, 2010
Ratio of earnings to combined fixed charges and preferred share dividends	1.8	1.7	(1)

(1)	Earnings did not cover fixed charges and preferred share dividends by $1,257,000 for the year ended December 31, 2010.

Our ratios of earnings to combined fixed charges and preferred share dividends were computed by dividing earnings by the sum of fixed charges and preferred share dividends. For this purpose, “earnings” consist of pre-tax income (loss) before fixed charges, and “fixed charges” consist of interest expense, amortization of deferred financing fees, and a portion of rental expense representing interest. For the periods presented, we had no outstanding preferred shares, and therefore, there were no preferred share dividends included in the calculations of ratios of earnings to combined fixed charges and preferred share dividends for these periods.

We issued 5,000,000 of our 7.75% Series A Cumulative Redeemable Preferred Shares, which we refer to as our “Series A Preferred Shares,” in July 2012 and accordingly preferred share dividends will impact calculations of this ratio for all periods in which those shares, and any other preferred shares we may issue, are outstanding.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following is a summary of the material terms of our common and preferred shares of beneficial interest. The discussion that follows is based in part on the terms of our declaration of trust and bylaws, as well as applicable provisions of Maryland law. All references to the declaration of trust and bylaws are to the amended versions, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Common Shares of Beneficial Interest

General Information

We are authorized to issue up to 400,000,000 common shares of beneficial interest, par value $0.01 per share. As of August 1, 2012, there were 32,133,386 common shares issued and outstanding. All of our outstanding common shares are, and all common shares that we may offer by this prospectus and any prospectus supplement will be when issued, fully paid and non-assessable.

Holders of our common shares are entitled to receive dividends when, as and if declared by our board of trustees, out of funds legally available for distribution. If we were to liquidate, dissolve or wind up our affairs, holders of our common shares would be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred shares, including our Series A Preferred Shares. Holders of our common shares have no preemptive rights, which means they have no right to acquire any additional common shares that we may issue at a later date.

The holders of our common shares are entitled to cast one vote for each share on all matters presented to our shareholders for a vote.

The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of our Series A Preferred Shares and shares of any other series of our preferred shares which we may designate and issue in the future. For instance, if we were to fail to pay dividends on our Series A Preferred Shares or any other outstanding preferred shares of beneficial interest, generally we would be prohibited from paying dividends on or repurchasing our common shares.

Certain Provisions of Maryland Law, Our Declaration of Trust and Bylaws Affecting Our Common Shares

Number of Trustees; Filling of Vacancies on Our Board

Our declaration of trust and bylaws provide that the number of our trustees is established by a vote of a majority of the members of our board of trustees. We currently have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Removal of Trustees

Our declaration of trust and bylaws provide that, subject to the rights of holders of our Series A Preferred Shares and any other classes or series of preferred shares that may be issued in the future to elect or remove one or more trustees, a trustee may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees. For this purpose, “cause” means, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to us through gross negligence, willful misconduct, bad faith or active and deliberate dishonesty. This provision, together with the provision of our bylaws described above which provides that our board has the exclusive power to fill vacancies on the board, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

Our board of trustees has adopted a resolution opting us out of the business combinations provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by passing a subsequent resolution. Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•

an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder.

However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding voting shares of beneficial interest, voting together as a single group; and

•

two-thirds of the votes entitled to be cast by holders of our voting shares other than voting shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder, voting together as a single group.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

Control Share Acquisitions

Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. Our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this bylaw provision in the future, and may do so on a retroactive basis. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

Merger, Amendment of Declaration of Trust or Bylaws

Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. In our declaration of trust, we have set the vote required to approve most amendments of our declaration of trust and mergers required to be submitted to our shareholders at a majority of all votes entitled to be cast on the matter. In addition, under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time-to-time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law or in any manner in which the charter of a Maryland corporation may be amended without shareholder approval. Our board of trustees has the exclusive power to amend or repeal any provision of our bylaws and to make new bylaws.

Action by Written Consent

Our declaration of trust provides that any action required or permitted to be taken by the shareholders may not be taken without a meeting by less than unanimous written consent of our shareholders.

Limitation of Liability and Indemnification

Our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services for the amount of the benefit or profit actually received; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee/officer that was material to the cause of action adjudicated.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to pay and advance reasonable expenses to any of our present or former trustees or officers or any individual who, while a trustee or officer, and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise against any claim or liability arising by reason of service in such capacity.

Consistent with Maryland law, we are required to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount advanced if the standard of conduct is not met.

We have entered into indemnification agreements with our trustees and our officers providing for procedures for indemnification by us to the fullest extent permitted by law, and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

We have obtained an insurance policy under which our trustees and executive officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such trustees and officers by reason of any acts or omissions covered under such policy in their respective capacities as trustees or officers, including certain liabilities under the Securities Act.

We have been advised that the SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act is against public policy and is therefore unenforceable.

Term and Termination

Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of our board of trustees, by the chairman of our board of trustees, our chief executive officer or our president, or by our secretary upon written request of the holders of at least a majority of our outstanding shares entitled to vote at the meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of trustees; or

•

by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. These advance notice provisions may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Appraisal Rights

As permitted by Maryland law, our declaration of trust contains a provision that denies our shareholders appraisal rights in connection with any merger, consolidation or other business combination transaction.

Possible Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the inability of our shareholders to remove incumbent trustees other than for cause, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. Maryland law permits our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have and to take, or refrain from taking, certain other actions without those decisions being subject to any heightened standard of conduct or standard of review as such decisions may be subject in certain other jurisdictions.

Listing

Our common shares are listed on the NYSE under the symbol “CHSP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

Preferred Shares of Beneficial Interest

General Information

We are authorized to issue up to 100,000,000 preferred shares of beneficial interest, par value $0.01 per share. As of the date of this prospectus, 5,000,000 of our 7.75% Series A Cumulative Redeemable Preferred Shares were issued and outstanding.

Our declaration of trust provides that preferred shares may be issued from time-to-time in one or more series and gives our board of trustees broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred shares. Holders of preferred shares will have no preemptive rights. The preferred shares that we may offer by this prospectus and any prospectus supplement will be, when issued, fully paid and non-assessable.

The rights, preferences, privileges and restrictions of each series of preferred shares will be fixed by articles supplementary relating to the series. We will describe the specific terms of the particular series of preferred shares in the prospectus supplement relating to that series, which terms will include:

•	the designation and par value of the preferred shares;

•	the voting rights, if any, of the preferred shares;

•	the number of preferred shares offered, the liquidation preference per preferred share and the offering price of the preferred shares;

•	the distribution rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred shares;

•	whether distributions will be cumulative or non-cumulative and, if cumulative, the date(s) from which distributions on the preferred shares will cumulate;

•	the procedures for any auction and remarketing for the preferred shares, if applicable;

•	the provision for a sinking fund, if any, for the preferred shares;

•	the provision for, and any restriction on, redemption, if applicable, of the preferred shares;

•	the provision for, and any restriction on, repurchase, if applicable, of the preferred shares;

•	the terms and provisions, if any, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner or calculation) and conversion period;

•	the terms under which the rights of the preferred shares may be modified, if applicable;

•	the relative ranking and preferences of the preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitation on issuance of any other series of preferred shares, including any series of preferred shares ranking senior to or on parity with the series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any listing of the preferred shares on any securities exchange;

•	if appropriate, a discussion of any additional material U.S. federal income tax considerations applicable to the preferred shares;

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information with respect to the transfer agent, paying agent and registrar for the preferred shares, and any additional or modified book-entry procedures to those described under “Book-entry Securities” below, if applicable;

•	in addition to those restrictions described below, any other restrictions on the ownership and transfer of the preferred shares; and

•	any additional rights, preferences, privileges or restrictions of the preferred shares.

Description of Our Series A Cumulative Redeemable Preferred Shares

In addition to any other class or series of preferred shares that we may offer, issue or sell pursuant to this prospectus, we have previously issued 5,000,000 Series A Cumulative Redeemable Preferred Shares. We may reopen this series and issue additional Series A Preferred Shares pursuant to a supplement to this prospectus. Our Series A Preferred Shares rank senior to our common shares with respect to distribution rights and rights upon our voluntary or involuntary liquidation, dissolution or winding up. In addition to other preferential rights, each holder of our Series A Preferred Shares is entitled to receive a liquidation preference, which is equal to $25.00 per Series A Preferred Share, plus any accrued and unpaid distributions thereon, before the holders of our common shares receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding-up. Furthermore, we are generally restricted from declaring or paying any distributions, or setting aside any funds for the payment of distributions, on our common shares or, subject to certain exceptions, redeeming or otherwise acquiring any of our common shares unless full cumulative distributions on our Series A Preferred Shares have been declared and either paid or set aside for payment in full for all past distribution periods.

Dividends on the Series A Preferred Shares are payable quarterly in arrears on or about the 15th day of January, April, July, and October of each year. The dividend rate is 7.75% per annum of the $25.00 liquidation preference, which is equivalent to $1.9375 per share per year.

Generally, we may not redeem the Series A Preferred Shares until July 17, 2017. On and after July 17, 2017, we may, at our option, redeem the Series A Preferred Shares, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. In addition, upon the occurrence of a change of control (as defined in the articles supplementary relating to the Series A Preferred Shares), as a result of which neither our common shares nor the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such common securities) are listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series A Preferred Shares, in whole or in part within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If we exercise any of our redemption rights relating to the Series A Preferred Shares, the holders of Series A Preferred Shares will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a change of control by the holders of Series A Preferred Shares.

Upon the occurrence of a change of control, each holder of Series A Preferred Shares will have the right (subject to our right to redeem the Series A Preferred Shares in whole or in part, as described above, prior to the change of control conversion date (as defined in the articles supplementary relating to the Series A Preferred Shares)) to convert some or all of the Series A Preferred Shares held by such holder on the change of control conversion date into a number of our common shares per Series A Preferred Share to be converted equal to the lesser of the following, subject, in each case, to provisions for the receipt of alternative consideration as provided for in the articles supplementary relating to the Series A Preferred Shares:

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(A) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the change of control conversion date (as defined in the articles supplementary relating to the Series A Preferred Shares) (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share dividend payment and prior to the corresponding Series A Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price (as defined in the articles supplementary relating to the Series A Preferred Shares); and

•	(B) 2.9189 common shares, subject to certain adjustments.

Except as provided above in connection with a change of control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property, and the holders of the Series A Preferred Shares have no preemptive rights to purchase or subscribe for our common shares or any other security of the Trust.

Except as required by law and in certain other limited circumstances, holders of our Series A Preferred Shares are not entitled to vote on any matters put to a vote of the Trust’s shareholders. Our board of trustees will not, however:

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authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of the Trust into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding Series A

Preferred Shares and all other classes or series of parity equity securities upon which like voting rights have been conferred and are exercisable (voting together as a single class), provided if any of the foregoing materially and adversely affects the rights, preferences, privileges or voting power of the Series A Preferred Shares disproportionately relative to other parity equity securities, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class) also will be required; or

•

amend, alter or repeal the provisions of our declaration of trust (including the articles supplementary with respect to the Series A Preferred Shares), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares without the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as Series A Preferred Shares remain outstanding with the terms thereof materially unchanged or the holders of Series A Preferred Shares receive shares with rights, preferences, privileges and voting powers substantially the same as those of the Series A Preferred Shares, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series A Preferred Shares. In addition, any increase in the amount of authorized Series A Preferred Shares or the creation or issuance, or increase in the amounts authorized, of any other parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares.

Our Series A Preferred Shares are subject to the restrictions on ownership and transfer described below.

Our Series A Preferred Shares are listed on the NYSE under the symbol “CHSPPrA.” The transfer agent and registrar for our Series A Preferred Shares is American Stock Transfer & Trust Company, LLC.

Power to Reclassify Shares and Issue Additional Shares

Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time-to-time in one or more series, as authorized by the board of trustees. Prior to issuance of any classified or reclassified shares of a particular class or series, our board of trustees is required by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, which we refer to as the Maryland REIT law, and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest.

Restrictions on Ownership and Transfer Applicable to Our Shares of Beneficial Interest

To qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Under the rules applicable to REITs, corporations are not considered “individuals” for purposes of this test. These requirements need not be satisfied during our first initial tax year as a REIT, but must be satisfied every year thereafter.

To maintain our qualification as a REIT, our declaration of trust includes restrictions on the number of our shares that a person may own. The declaration of trust provides:

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no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding common shares of any class or series;

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no person, other than a person that has received an exemption, may own directly or indirectly, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding preferred shares of any class or series;

•

no person (as defined in the declaration of trust) shall actually or beneficially own our shares to the extent that such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT at any time;

•	no person (as defined in the declaration of trust) shall transfer our shares if such transfer would result in our shares being owned by fewer than 100 persons at any time;

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no person may own our shares if such ownership would cause any of our income that would otherwise qualify as rents from real property to fail to qualify as such, including as a result of any of our hotel management companies failing to qualify as “eligible independent contractors” under the REIT rules; and

•	no person may own our shares if such ownership would result in our failing to qualify as a REIT for U.S. federal income tax purposes.

Under the declaration of trust, the board of trustees, in its sole and absolute discretion, may exempt a shareholder that is not an individual from the 9.8% ownership limit for common shares and the 9.8% ownership limit for preferred shares, if such shareholder provides information and makes representations to the board of trustees that are satisfactory to the board of trustees, in its reasonable discretion, to establish that such person’s ownership in excess of the applicable ownership limit would not jeopardize our qualification as a REIT. Our board of trustees has granted in the past, and may grant in the future, ownership waivers.

In addition, our board of trustees from time-to-time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

Any person who acquires or attempts or intends to acquire actual or beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as the board of trustees may request in order to determine the effect of such transfer on our qualification as a REIT. If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess, or in violation, of the above transfer or ownership limitations, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person (referred to as a prohibited owner) to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares that otherwise would cause any person to violate the above limitations will be void. Shares held in the charitable trust will continue to constitute issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our declaration of trust. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

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the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

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to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

Any certificates we may issue representing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the Treasury Regulations promulgated thereunder) of all classes or series of our shares, including common shares, is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as the board of trustees may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the various ownership limitations. In addition, each shareholder shall upon demand be required to provide to the board of trustees such information as the board of trustees may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

DESCRIPTION OF WARRANTS

We may offer by means of this prospectus warrants for the purchase of our preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currencies in which the price or prices of such warrants may be payable;

•	the designation, amount and terms of the securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

•	the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants which may be exercised at any one time;

•	the name of the rights agent and a description of the rights agreement;

•	whether the warrants will be listed on any securities exchange;

•	whether the warrants will be issued in fully registered or global form;

•	a discussion of material U.S. federal income tax considerations associated with the warrants or their exercise or transfer; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any warrants we may issue. The prospectus supplement related to the offering of any warrants will specify any additional ownership limitation relating to the warrants being offered thereby.

DESCRIPTION OF RIGHTS

We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into by us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the shareholders entitled to the rights distribution;

•	the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	the name of the rights agent and a description of the rights agreement;

•	a discussion of material U.S. federal income tax considerations associated with the rights or their exercise or transfer;

•	whether the rights will be listed on any securities exchange;

•	whether the rights will be issued in fully registered or global form; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any rights we may issue. The prospectus supplement related to the offering of any rights will specify any additional ownership limitation relating to the rights being offered thereby.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of two or more securities described in this prospectus. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe the specific terms of a series of units and the applicable unit agreement to be entered into between us and a bank or trust company, as unit agent, in the applicable prospectus supplement. The following description and any description of the units in the applicable prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable unit agreement. A form of the unit agreement reflecting the particular terms and provisions of a series of offered units will be filed with the SEC in connection with the offering and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the units offered pursuant to it, including one or more of the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	the aggregate number of, and the price at which we will issue, the units;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form;

•	the name of the unit agent and a description of the terms of the unit agreement;

•	a discussion of material U.S. federal income tax considerations associated with the units or their exercise or transfer;

•	whether the units will be listed on any securities exchange; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

Additionally, in order to enable us to preserve our status as a REIT, we may take certain actions to restrict ownership and transfer of any units we may issue. The prospectus supplement related to the offering of any units will specify any additional ownership limitation relating to the units being offered thereby.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, except if the book-entry system is unavailable for any reason, which means that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities. Securities issued in book-entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depositary. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of such depositary, or by a nominee of such depositary to such depositary or another nominee of such depositary, or by the depositary or any nominee of such depositary to a successor depositary or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depositary, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depositary’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and trustees or any paying agent, rights agent, warrant agent, units agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depositary for a series of securities at any time is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we, at any time and in our sole discretion, but subject to any limitations described in the applicable prospectus supplement relating to such securities, may determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of Chesapeake Lodging, L.P. See “Where You Can Find More Information.”

Management

Our operating partnership is organized as a Delaware limited partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the operating partnership’s line of business and distribution policies. As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and there are no limited partners other than us.

Transferability of Interests

We may not voluntarily withdraw from the operating partnership or transfer or assign our general partner interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction which results in a change of control of our company unless, in the case of any merger (including a triangular merger), consolidation or other combination with or into another person, either (1) following the consummation of such transaction, the equity holders of the surviving entity are substantially identical to our shareholders, or (2)(i) we receive the consent of limited partners holding more than 50% of the partnership units of the limited partners (including those held by our company or its subsidiaries), (ii) following such merger or other consolidation, substantially all of the assets of the surviving entity consist of such partnership units, and (iii) as a result of such transaction, all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one of our common shares, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common shares, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common shares received upon exercise of the redemption right immediately prior to the expiration of the offer.

We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange on which our common shares are listed.

Capital Contribution

The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any future offering of shares as additional capital to the operating partnership. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their units of partnership interests in exchange for cash or, at our option, common shares on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common shares at the time of redemption. The number of common shares issuable upon redemption of units of partnership interest held by limited partners may be adjusted upon the occurrence of certain events, such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common shares to the redeeming limited partner would:

•	be prohibited under the restrictions on ownership or transfer of our common shares in our declaration of trust;

•	be prohibited under applicable federal or state securities laws or regulations;

•	result in our common shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our, the operating partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or

•

cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any U.S. federal income or excise tax liability imposed by the Internal Revenue Code (other than any U.S. federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally pays all of our administrative costs and expenses, including:

•	all expenses relating to our continuity of existence and our subsidiaries’ operations;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws and regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to hotel properties that are owned by us directly rather than by the operating partnership or its subsidiaries.

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our shareholders. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly will acknowledge that as the general partner of our operating partnership, we are acting for the benefit of the operating partnership, the limited partners and our shareholders collectively.

Distributions

The partnership agreement provides that the operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership’s property in connection with the liquidation of the operating partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations

As of the date of this prospectus, our operating partnership is directly and indirectly wholly owned by us and is not treated as a separate entity for U.S. federal income tax purposes. Accordingly, all profits and losses of the operating partnership will be allocated to us. Upon the issuance of any units in our operating partnership to another partner, profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Internal Revenue Code permit, we, as the general partner, shall have the authority to elect the method to be used by the operating partnership for allocating items with respect to contributed property acquired in connection with the offering for which fair market value differs from the adjusted tax basis at the time of contribution, and such election shall be binding on all partners.

Term

The operating partnership will continue indefinitely, or until sooner dissolved upon:

•	our bankruptcy, dissolution, removal or withdrawal as the general partner (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

Tax Matters

Our operating partnership is not currently treated as a separate entity for U.S. federal income tax purposes. Upon the issuance of any units in our operating partnership to another partner, our partnership agreement provides that we, as the sole general partner of the operating partnership, will be the tax matters partner of the operating partnership and, as such, will have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the operating partnership.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	in block trades; and

•	to investors directly in negotiated sales or in competitively bid transactions.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders or other security holders. In some cases, we or dealers acting with us or on our behalf also may purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities, including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We also may loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sales through Underwriters

If we use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for the solicitation of the contracts.

Direct Sales

We may sell offered securities directly as principal for our own account, without involving any underwriters or agents.

Rights Offerings

If we offer securities in a subscription rights offering to our existing shareholders or other security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sales through the Internet

From time to time, we may offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may use the Internet or another electronic bidding or ordering system for the pricing and allocation of the securities. Such a system may allow bidders to participate directly, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, pro-rated or rejected. Other pricing methods also may be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may use such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of the offering procedures.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of securities for which such broker-dealers, agents or underwriters may act as agents or to which they may sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution might be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;

•	the number and type of securities involved;

•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;

•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and

•	other facts material to the transaction.

To facilitate the offering of securities under this prospectus or an applicable prospectus supplement, some persons participating in the offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities during and after the offering of the securities. Specifically, if the applicable prospectus supplement permits, the underwriters of the securities may over-allot or otherwise create a short position in the securities for their own account by selling more of the securities than we have sold to them and may elect to cover any such short position by purchasing the securities in the open market.

In addition, the underwriters may stabilize or maintain the price of the securities by bidding for or purchasing the securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid also may affect the price of securities to the extent that it discourages resales of the securities. We make no representation as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

To comply with the securities laws of some states and other jurisdictions, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states and other jurisdictions, the securities may not be sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date before the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us or one or more of the agents or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent to dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our web site or the web site of any agent or dealer and any information contained in any other web site maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;

•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the web site maintained by such entity; and

•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus also may be used in connection with any issuance of common shares or preferred shares upon exercise of a warrant if such an issuance is not exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain U.S. federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements of Chesapeake Lodging Trust appearing in Chesapeake Lodging Trust’s Annual Report (Form 10-K) for the year ended December 31, 2011, including the schedule appearing therein, and the effectiveness of Chesapeake Lodging Trust’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. The financial statements of W Chicago – City Center and W Chicago – Lakeshore appearing in Chesapeake Lodging Trust’s Current Reports on Form 8-K/A dated July 26, 2011 and September 11, 2012, respectively, have been audited by Ernst & Young LLP, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements of Chesapeake Lodging Trust and financial statements of W Chicago – City Center and W Chicago – Lakeshore are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of NJA Hotel, LLC appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K filed on February 28, 2011 have been audited by Reznick Group, P.C., an independent accounting firm, as set forth in their report therein and incorporated by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of WTCC City Center Mezz V, LLC as of December 31, 2010 and 2009, and for the years then ended, appearing in Chesapeake Lodging Trust’s Current Report on Form 8-K/A filed on December 19, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-34572, that have been previously filed with the SEC:

•

our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 24, 2012, including the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2012 that are incorporated by reference therein;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the SEC on May 9, 2012 and August 9, 2012, respectively;

•

our Current Reports on Form 8-K filed with the SEC on March 1, 2012, May 30, 2012, July 13, 2012, July 31, 2012 (solely in respect of information filed pursuant to Items 1.01 and 2.03 therein), August 9, 2012, August 21, 2012, September 7, 2012 and September 11, 2012;

•

our Current Report on Form 8-K filed with the SEC on February 28, 2011, and our Current Reports on Form 8-K/A filed with the SEC on July 26, 2011, December 19, 2011, July 10, 2012 and September 11, 2012 (in each case, only to the extent of the financial statements, pro forma financial information and auditors’ consents filed pursuant to Item 9.01 therein);

•

our Registration Statement on Form 8-A filed with the SEC on July 13, 2012, which incorporates by reference the section entitled “Description of Our Series A Preferred Shares” in our prospectus supplement dated July 10, 2012, as filed with the SEC on July 12, 2012 and the section entitled “Description of Shares of Beneficial Interest” in the accompanying prospectus dated February 28, 2011; and

•

our Registration Statement on Form 8-A filed with the SEC on December 4, 2009, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-162184), and all reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.

You may obtain copies of any of these filings from us as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Chesapeake Lodging Trust

1997 Annapolis Exchange Parkway, Suite 410

Annapolis, MD 21401

(410) 972-4140

Attn: Secretary

Internet Website: chesapeakelodgingtrust.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

$100,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Baird

JMP Securities

September 6, 2013